Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of April 16, 2025, by and between Cyril Wallace (the “Executive”) and Reed’s, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. The Executive’s employment hereunder shall be effective as of April 16, 2025 (the “Effective Date”) and shall be “at-will,” continuing until terminated pursuant to Section 5 of this Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company, reporting to Board of Directors (“Board”). In such position, the Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by Board, which duties, authority, and responsibilities are consistent with the Executive’s position.

2.2 Duties. During the Employment Term, the Executive shall devote all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.

2.3 Executive’s employment is subject to execution by the parties of the Company’s standard Indemnification Agreement (the “Indemnification Agreement”) and Employee Confidentiality and Proprietary Rights Agreement (“ECPR”).

3. Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office currently located in Norwalk, Connecticut; provided that, the Executive may be required to travel on Company business during the Employment Term.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual base salary (the “Base Salary”) of seven hundred thousand dollars (US$700,000.00) in periodic installments semi-monthly in accordance with the Company’s customary payroll practices and applicable wage payment laws, subject to applicable withholding and deductions.

4.2 Sign-On Bonus. Executive will receive a one-time sign-on bonus of thirty-five thousand dollars (US$35,000.00), which shall be payable in the first payroll cycle following the Effective Date, subject to applicable withholdings and deductions. In the event that Executive’s employment is terminated (for no reason or any reason) prior to the first anniversary of the Effective Date, the Executive shall be required to repay the Company the gross amount of the sign-on bonus under this Section 4.2.

4.3 Equity Awards. Upon the establishment by the Board of a new equity incentive plan (“Plan”), subject to Executive’s continued employment and Board approval, Executive will be granted the following equity awards:

(a) Restricted Stock Award. As an inducement grant, Executive will be granted a restricted stock award of 280,000 shares of the Company’s common stock, $0.0001 par value (“Common Stock”), vesting in equal increments on a monthly basis for 12 consecutive months commencing the Effective Date and otherwise subject to the terms and conditions of the Plan, applicable award agreement and applicable law.

(b) Performance-Based Stock Option Awards. During the third quarter of calendar year 2025, Executive will be granted a performance-based stock option award to purchase up to 462,722 shares of Common Stock. In each of 2025 and 2026, Executive will be granted a performance-based stock option award to purchase up to 925,444 shares of common stock. Vesting of stock options underlying each award will be subject to achievement of performance metrics set forth on Exhibit A, attached hereto and incorporated herein by this reference. Stock options eligible to vest in any given year will vest on a proportional basis based on the percentage of performance metrics achieved over 75%. For example, if 85% of the performance metric is achieved in a year, approximately 40% of the applicable award for that year will vest and the remaining 60% will be forfeited. If 75% or less of the performance metrics are achieved for a year, all stock options underlying the applicable award will be forfeited for that year. The exercise price of each tranche of stock options will be determined on the date of grant of each tranche, in accordance with the Plan, and each performance-based stock option award will be granted subject to Board approval, the applicable award agreement and applicable law.

4.4 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. Executive will be eligible to participate in the Company’s health benefit plan on the first day the month following the Effective Date. The Company’s current policy is to pay 100% the health benefit plan premium for executives and their eligible dependents.

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4.5 Paid Time Off. During the Employment Term, the Executive shall be entitled to 20 days of paid time off per calendar year (prorated for partial years) in accordance with the Company’s vacation policies as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time. Unused accrued paid time off will be forfeited annually, to the extent permitted in accordance with applicable law and Company policies then in effect.

4.6 Relocation Expenses. The Company shall pay, or reimburse the Executive for, up to $50,000 incurred by the Executive relating to the Executive’s long-distance commute, temporary housing and subsequent relocation to or near Norwalk, Connecticut in accordance with the terms of the Company’s relocation policy. In the event that Executive’s employment is terminated (for no reason or any reason) prior to the first anniversary of the Effective Date, the Executive shall be required to repay the Company the gross amount of any relocation expenses paid or reimbursed under this Section 4.6. The Company will not be obligated to pay any additional relocation or commuting expenses (long-distance or otherwise) to Executive.

4.7 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.8 Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement for time to time).

5. Termination of Employment.

5.1 The Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or no reason upon 5 days’ written notice; provided Executive’s employment will terminate automatically upon Executive’s death; provided further any termination due to disability of Executive and all payments made in connection with a disability shall be in a manner which is consistent with federal and state law.

5.2 Upon termination of the Executive’s employment, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

(a) any accrued but unpaid Base Salary and accrued but unused paid time off;

(b) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

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(c) such employee benefits, if any, to which the Executive may be entitled under the Company’s Employee Benefit Plans; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments.

Items 5.1(a) through 5.1(c) are referred to herein collectively as the “Accrued Amounts”.

Upon termination of Executives employment, the treatment of any outstanding equity awards shall be determined in accordance with the terms of the Plan and the applicable award agreements.

5.3 Resignation of All Other Positions. On termination of the Executive’s employment hereunder (for any reason or no reason), the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

5.4 Section 280G.

(a) If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payments or benefits received in connection with the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Executive, no later than the time such Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, and local excise, income, or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 5.4 or otherwise) as if no Excise Tax had been imposed.

(b) All calculations and determinations under this Section 5.4 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.4, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.4. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

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6. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary.

7. Arbitration. Any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement or the Executive’s employment, whether the claim arises in contract, tort, or statute, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS located in (or if not available, near) Fairfield County, Connecticut and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.

8. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Connecticut without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Connecticut, County of Fairfield. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

9. Entire Agreement. Unless specifically provided herein, this Agreement, the Indemnification Agreement and the CPRA contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter; provided any grants of equity awards to Executive shall further be subject to the Plan and applicable award agreement(s).

10. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chief Financial Officer or other authorized signatory of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

11. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

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The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

12. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

13. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14. Section 409A.

14.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

14.2 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

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15. Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated, or possible future employer.

16. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

17. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Attention: Chief Financial Officer

Reed’s, Inc.

501 Merritt 7 Corporate Park

Norwalk, CA 06851

If to the Executive:

3625 Mere Lane

Marietta, GA 30062

18. Representations of the Executive. The Executive represents and warrants to the Company that:

(a) The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

(b) The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

19. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

20. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

21. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REED’S, INC.

		By:	/s/ Shufen Deng
		Name:	Shufen Deng
		Title:	Chairperson of the Board of Directors

CYRIL WALLACE

Signature:	/s/ Cyril Wallace

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EXHIBIT A

Performance Metrics

[Information has been omitted from this Exhibit A]